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OPGEN, INC.

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OpGen Announces Partial Adjournment of Annual Meeting

-	Adjournment solely with respect to Proposal 2 (increase in authorized shares)
-	Company and Board to Explore Alternative Options

ROCKVILLE, Md., July 7, 2021 – OpGen, Inc. (Nasdaq: OPGN, “OpGen” or the “Company”), a precision medicine company harnessing the power of molecular diagnostics and informatics to help combat infectious disease, today announced that the Company resumed its partially adjourned 2021 annual stockholders meeting (the “Annual Meeting”) on July 7, 2021, solely with respect to Proposal 2 set forth in its Definitive Proxy Statement, dated April 26, 2021, relating to the increase in the Company’s authorized shares of common stock. The Company adjourned the Annual Meeting with respect to such proposal to provide its stockholders additional time to vote on Proposal 2. The Annual Meeting will resume with respect to Proposal 2 at 10:00 a.m. Eastern time on August 5, 2021 and will continue to be held at the Company’s offices located at 9717 Key West Ave, Suite 100, Rockville, MD 20850.* The record date for determining stockholders eligible to vote at the Annual Meeting will remain the close of business on April 15, 2021.

Oliver Schacht, CEO of OpGen commented: “We are very encouraged by recent feedback and dialog with many stockholders and the number of stockholders that have already voted in favor of this important proposal. I cannot emphasize the importance of this proposal enough for the ongoing success of the Company. As such, our Board unanimously recommends this proposal be approved. While OpGen had a strong cash position of $39.4 million at the end of Q1-2021, these additional authorized shares will provide the Company the necessary flexibility to seek future financing to allow us to continue to expand, strategically manage and potentially help repay our long-term debt, and raise additional capital when needed. However, since we need at least 66.67% of all of OpGen’s total shares outstanding to vote in favor of this proposal for it to pass, management and our board of directors have determined to concurrently explore alternative options for financing the future development and growth of the Company.”

Stockholders as of close of business on April 15, 2021, the record date for the Annual Meeting, who have not yet voted are encouraged to vote over the Internet at http://www.pstvote.com/opgen2021. Stockholders needing assistance voting or have questions may contact the Company’s proxy solicitation firm, Alliance Advisors, LLC, at 800-574-6217 or melissacarlson@allianceadvisors.com.

* As part of our precautions regarding the coronavirus (or COVID-19) pandemic, we are planning for the possibility that we may need to change the location of the Annual Meeting, or the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available on our website at https://ir.opgen.com/.

About OpGen, Inc.

OpGen, Inc. (Gaithersburg, MD, USA) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s product portfolio includes Unyvero®, Acuitas® AMR Gene Panel and Acuitas® Lighthouse, and the ARES Technology Platform including ARESdb®, using NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction.

For more information, please visit www.opgen.com.

Forward-Looking Statements

This press release includes statements regarding the partial adjournment of OpGen’s Annual Meeting. These statements and other statements regarding OpGen’s Unyvero products, their commercialization and launch, future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the fact that we may not effectively use proceeds from recent financings, including our November 2020 private placement, February 2021 Registered Direct and March 2021 warrant exercise and exchange, the realization of expected benefits of our business combination transaction with Curetis GmbH, the success of our commercialization efforts, the impact of COVID-19 on the Company’s operations, financial results, and commercialization efforts as well as on capital markets and general economic conditions, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen:
Oliver Schacht
President and CEO
InvestorRelations@opgen.com

OpGen Press Contact:
Matthew Bretzius
FischTank Marketing and PR
matt@fischtankpr.com

OpGen Investor Contact:
Joe Green
Edison Group
jgreen@edisongroup.com